CONSENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM

Vycor Medical, Inc.

6401 Congress Ave. Suite 140

Boca Raton, FL 33487

Gentlemen:

We have issued our report dated March 29, 2012 accompanying the financial statements of Vycor Medical, Inc. as of December 31, 2011 and December 31, 2010 (restated) and the related statements of operations, stockholders’ equity and cash flows for the year then ended as contained in the Post-Effective Amendment No. 1 to Form S-1 under the Securities Exchange Act of 1933, as amended.  We consent to the use of the aforementioned reports in the Post-Effective Amendment No. 1 to Form S-1 under the Securities Exchange Act of 1934, as amended.

We further consent to the reference to our firm under the caption “Experts” appearing in the Prospectus of such Registration Statement.

Hackensack, New Jersey

September 4, 2012